Exhibit 10.3
CONFIDENTIAL	Execution Version

CONFIDENTIAL TREATMENT

SECOND AMENDMENT

TO

STANDARD MANUFACTURING AGREEMENT

BETWEEN

TERADYNE, INC.

AND

SOLECTRON CORPORATION

THIS SECOND AMENDMENT (this “Amendment”) is made as of August 27, 2007 (the “Effective Date”) by and between Teradyne, Inc., a Massachusetts corporation having a place of business at 600 Riverpark Drive, North Reading, Massachusetts 01864, on its behalf and on behalf of its divisions and subsidiaries, including Teradyne (Asia) Pte. Ltd. and Teradyne (Shanghai) Co., Ltd. (collectively, “Customer” or “Buyer”), and Solectron Corporation, a Delaware corporation having a place of business at 847 Gibraltar Drive, Milpitas, California 95035, on its behalf and on behalf of its divisions and subsidiaries, including Solectron (Suzhou) Technology Co., Ltd. (collectively, “Supplier” or “Solectron”).

WITNESSETH:

WHEREAS, Customer and Supplier entered into a Standard Manufacturing Agreement on November 24, 2003, as amended by the Amendment 1 to Standard Manufacturing Agreement dated January 18, 2007 (collectively, the “Master Agreement”), under which Supplier manufactures and sells to Customer certain board assemblies and provides other products and services, more specifically described in the Master Agreement; and

WHEREAS, Customer and Supplier desire to expand the scope of their business relationship to encompass additional manufacturing and testing responsibilities on the part of Supplier with respect to Customer’s FLEX family of automatic test equipment products and other systems products as may be mutually agreed, upon the terms and conditions set forth herein; and

WHEREAS, Customer and Supplier desire to set forth additional terms and conditions for all Products, including but not limited to, board assemblies and systems products set forth herein; and

WHEREAS, all capitalized terms not defined herein shall have the meanings ascribed to them in the Master Agreement;

* - Confidential Treatment Requested. Omitted portions filed with the Securities Exchange Commission (“SEC”).

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NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

PART I – TERMS APPLICABLE ONLY TO PRODUCTS MANUFACTURED AT SUPPLIER SITE IN SUZHOU, CHINA

1.0	Scope of Part I

1.1	This Part I of the Amendment is entered into in connection with the expansion of the scope of Supplier’s current activities under the Master Agreement to include Supplier’s support of mutually agreed electromechanical system Products (“Products”), including Level 3, Level 4, and Level 5 Manufacturing as defined herein. Level 3 Manufacturing shall mean installation of intelligent power supplies, complex cable assemblies, backplanes and thermal controls such that all components in the box assembly are fully wired and tested. Level 4 Manufacturing shall mean installation of board assemblies, other components and hardware, and software with final testing. Level 5 Manufacturing shall mean the Final Configuration and Test (“FCT”) phase in the manufacturing and test process of finished system Products, and fulfillment of orders to Customer or end customers. Pursuant to the terms of this Amendment and the Master Agreement, Supplier shall perform all Level 3 Manufacturing, Level 4 Manufacturing, and Level 5 Manufacturing activities and related undertakings necessary to manufacture, build and test the system Products in accordance with Customer’s specifications for the Customer’s FLEX family of automatic test equipment products, and other mutually agreed system Products.

1.2	This Part I of the Amendment applies exclusively to Supplier’s activities at the manufacturing facility of it’s subsidiary Solectron (Suzhou) Technology Co., Ltd. located in Suzhou, China (the “Supplier Facility”), it being understood and agreed that no other operations of Supplier are covered by Part I of this Amendment. In the event of a conflict between Part I and Part II of this Amendment with respect to system Products manufactured and tested in the Supplier Facility, Part I shall take precedence over Part II.

2.0	Use of Facility

2.1	Supplier will accommodate and provide, pursuant to the terms of Section 2.2 below, use and access for approximately [ ]* contract employees of Teradyne (Shanghai) Co., Ltd. (the “On-Site Employees”) at Supplier Facility to oversee the complete production cycle of the manufacture and test of the Products (the “Permitted Use”). The number of Customer employees at the Supplier Facility assumes [ ]*. The number of On-Site Employees at the Supplier Facility may

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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vary from time to time upon agreement of Customer and Supplier.

2.1.1	The On-Site Employees shall not under any circumstances be, or be construed to be, employees of Supplier or any Supplier affiliate. The On-Site Employees shall remain at all times employees of Customer or a third party contracted by Customer, and Customer shall be responsible for the actions and decisions of the On-Site Employees.

2.1.2	Customer shall be responsible for damages to the Supplier Facility and Supplier’s equipment to the extent caused by On-Site Employees.

2.1.3	Customer shall at all times comply with all applicable laws in the performance of the Permitted Use, including but not limited to all applicable employment laws (labor laws) of the jurisdiction in which the On-Site Employees are employed by Customer. It is expressly agreed that Customer is an independent contractor, and neither Customer nor the On-Site Employees are employees or agents of Supplier and have no authority to bind Supplier by contract or otherwise or make any claim for employment benefits against Supplier.

2.1.4	While in, on, or about the Supplier Facility, Customer shall be responsible to ensure On-Site Employees shall comply with all applicable rules and regulations of Supplier that have been provided to Customer or to the On-Site Employee. Customer shall ensure that On-Site Employees remain in Licensed Areas and the FCT Area, and do not enter portions of the Supplier Facility where other customer products are manufactured and tested by Supplier.

2.2	Supplier hereby licenses to Teradyne (Shanghai) Co. Ltd. (“Teradyne Shanghai”) and Teradyne Shanghai hereby licenses from Supplier, those areas of approximately [ ]* square feet of office space, or other mutually agreed amount of office space, in the aggregate located within the Supplier Facility, as shown on the floor plan attached hereto as Exhibit A (collectively, the “Licensed Areas”), for the term of this Amendment and subject to the provisions of this Section 2. Use of the Licensed Areas by Teradyne Shanghai shall not constitute a leasehold interest in favor of Teradyne Shanghai. Teradyne Shanghai shall use the Licensed Areas solely and exclusively for the Permitted Use.

2.3	Other than the Supplier employees who are providing Services to Customer and subject to the Firewall Procedures set forth in Section 8.6 below, On-Site Employees and any other persons designated by an authorized employee of Customer and agreed by Supplier, no other customers of Supplier or other third parties (other than Customer and its designees) shall have access to the Licensed Areas or the FCT Area (as defined below). Supplier shall throughout the term of

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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this Amendment maintain the Licensed Areas in good condition and repair so that it constitutes a first-class professional working environment. Any necessary repairs to the Licensed Areas shall be performed by Supplier. [    ]*

2.4	At all times during the term of this Amendment, the following terms and conditions shall govern the provision of infrastructure support and access to Customer for its information technology needs:

2.4.1	Supplier shall license to Customer a private and secure space within the manufacturing area of the Supplier Facility to be used as an IT Room (the “IT Room”) by Customer, as shown on the Floor Plan attached hereto as Exhibit A. The IT Room shall be within 90 meters of all seats to be used by the On-Site Employees. The IT Room shall measure at least 2 meters by 3 meters and shall have a key-lockable door. The IT Room shall have electrical circuits to support two Uninterruptible Power Supplies. The IT Room shall have adequate air conditioning and ventilation for computer equipment.

2.4.2	Supplier shall license at Customer expense a suitable right-of-way for data network wiring and/or fiber from the IT Room to other areas such as but not limited to the telecom demarcation where public carrier services enter the Supplier Facility, to the Teradyne Shanghai cubical seating areas shown on the Floor Plan, to the new Rework Lab shown on the Floor Plan and to the existing J750 Office and Rework Lab until they are vacated. The right-of-way shall also permit telephone wiring from the Supplier PBX to the On-Site Employee seating areas and from the telecom demark to the On-Site Employee seating areas for telephone and facsimile. The right-of-way shall also permit use of wireless ethernet and cordless telephone devices within a 100-meter radius of the On-Site Employee seating areas. Customer is responsible to provide, install and maintain any such data network, wireless ethernet, and cordless telephone devices If such data network, wireless ethernet, or cordless telephone devices interfere with Supplier’s manufacturing and testing of products for other customers, and after reasonable time is given for Customer to remedy the interference, Supplier in it’s sole discretion, may require discontinuance of such wireless ethernet and cordless telephone devices by Customer.

2.4.3	Supplier shall license Teradyne Shanghai to use approximately [ ]* extensions or other mutually agreed number of extenstions on its telephone PBX, all with voice mail. Such extensions shall be wired to the various On-Site Employee seating areas and Rework Lab. Supplier shall permit Teradyne Shanghai to use a reasonable number of trunk interfaces on telephone PBX for external calls. The recurring cost of trunk lines dedicated to Teradyne Shanghai and toll calls made on such trunk line will be at Teradyne Shanghai’s expense. Supplier shall

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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similarly accommodate reasonable future requests to expand the total number of extensions or increase the number of trunks.

2.4.4.	Supplier shall assist Teradyne Shanghai in arranging for network and telephone wiring to be installed, at Customer’s expense.

2.4.5	Supplier shall be responsible for the implementation of network wiring and switches for the tester areas shown on the Floor Plan, at Customer’s expense. Such tester area network shall be isolated from other networks and shall connect to other networks only through firewalls. Such tester area network shall provide at a minimum two 100 Mbps RJ-45 ethernet drops per test bay.

2.4.6	Supplier shall work with Teradyne Shanghai at Customer’s expense to provide a firewall-to-firewall link between the two companies’ networks for purposes such as but not limited to the following:

2.4.6.1	Allow both Teradyne Shanghai and Supplier test engineers to securely reach the tester area network from their respective corporate networks for troubleshooting or other purposes.

2.4.6.2	Allow quality data to pass from tester area network to a Teradyne Suzhou server in Suzhou for archiving.

2.4.6.3	Allow Supplier test engineers to access Teradyne applications and quality data related to the FCT Activities.

2.4.6.4	Allow collaboration between Supplier employees in Suzhou and Customer employees worldwide.

2.4.7	Customer shall develop scripts to run on testers manufactured by Supplier to collect quality data and deposit such data through the firewall on a Customer server in its IT Room. Such data shall be archived by Customer and shall be accessible by the Supplier through a firewall.

2.4.8	Customer and Supplier shall cooperate to provide smooth network and telephone migration from areas currently used by the [ ]*

2.5	Supplier shall devote an area of approximately [ ]* square feet or other mutually agreed area within the Supplier Facility exclusively to the FCT Activities, as shown on the site plan attached hereto as Exhibit A (the “FCT Area”). The site plan assumes [ ]*. Supplier shall throughout the term of this Amendment maintain the FCT Area in good condition and repair so that it constitutes a tour ready manufacturing working environment in accordance with Supplier 5S

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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principles. Any necessary repairs to the FCT Area shall be performed by Supplier, at its cost and expense, promptly upon mutual agreement by Customer and Supplier of the need therefor. [ ]*.

2.6	Customer or certain other representatives of Customer shall have full and unrestricted access to the FCT Area and the Licensed Area during normal Supplier business hours throughout the term of this Amendment, subject to Supplier’s standard security procedures of which Customer shall have received written notice. Customer shall request access from Supplier during non-normal Supplier business hours.

2.7	Supplier shall indemnify, defend with competent and experienced counsel and hold harmless Customer, its officers, directors and employees, from and against any and all damages, liabilities, actions, causes of action, suits, claims, demands, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and court costs) arising from injury to or death of persons or damage to property on or about the Supplier Facility, including, without limitation, the Licensed Area, and caused by the acts or omissions of Supplier, its employees, agents, representatives or contractors.

2.8	Customer shall indemnify, defend with competent and experienced counsel and hold harmless Supplier, its officers, directors and employees, from and against any and all damages, liabilities, actions, causes of action, suits, claims, demands, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and court costs) arising from injury to or death of persons or damage to property on or about the Supplier Facility, including, without limitation, the Licensed Area, and caused by the acts or omissions of Customer, its employees, agents, representatives or contractors.

2.9	Customer shall compensate Supplier for Licensed Areas, IT Room, FCT Area, voice and network services set-up, any agreed repair expenses, and any other agreed non-recurring expenses via separate NRE Purchase Order. [ ]*

3.0	Consigned Equipment

3.1	Customer may, from time to time throughout the term of this Amendment, consign to Supplier certain capital equipment, including the capital equipment listed on Exhibit B hereto (the “Consigned Equipment”). The terms and conditions of Sections 12.0 and 14.7 of the Master Agreement shall govern the Supplier’s use and possession of the Consigned Equipment, as supplemented by this Amendment.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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3.2	With respect to the Consigned Equipment and the use and possession thereof, Supplier shall comply with any and all applicable requirements of the Customs authorities of the People’s Republic of China (“China”) and any agency, department, commission, board, bureau or instrumentality of any governmental or quasi-governmental authority of China. The parties agree that, if and when required by China Customs, the Consigned Equipment shall be returned by Supplier to Customer. Supplier shall properly crate, insure and ship the Consigned Equipment (using Customer’s standard packing materials or their equivalent and a carrier reasonably acceptable to Customer), to the place of original shipment or such other place outside of China that Customer may designate. Customer will reimburse Supplier for its actual costs and expenses for crating, insuring and shipping the Consigned Equipment upon receipt of a proper invoice therefore. Supplier shall be responsible, at Supplier’s sole cost and expense, for the posting of any deposit or guarantee required by China Customs with respect to any potential duty or VAT (as defined below) on the Consigned Equipment, with reimbursement by Customer to Supplier of any such expense, including but not limited to, duty, VAT and surcharges, via separate Purchase Order.

3.3	Without in any way limiting the provisions of Section 6.0 below, Supplier agrees that it will report in a timely manner to the applicable Chinese Customs authorities all required information regarding its importation, possession and use of the Consigned Equipment.

3.4	In the event it is determined at any time by the applicable Chinese Customs authorities that any Consigned Equipment is not qualified for exemption from import duty and other import costs, the responsibility for payment of such duty and costs shall be borne exclusively by Supplier, except that so long as Supplier can demonstrate that it has made reasonable and good faith efforts to comply with any and all applicable requirements of the Customs authorities and to qualify the Consigned Equipment for exemption from import duty and other import costs, Customer shall reimburse Supplier for any such expense via separate Purchase Order. Customer shall provide Purchase Order and make cash payment to reimburse Supplier for such expenses within thirty (30) days of notification by Supplier.

3.5	Any software delivered by Customer for use with the Consigned Equipment (the “software”) will be shipped with a software license for the term of this Amendment. Supplier shall only use the software with the Consigned Equipment and shall not copy, remove, alter, modify or encumber the software. The terms of the software license are as set forth in the Software License Agreement between Customer and Supplier dated of even date herewith, a copy of which is attached hereto as Exhibit C .

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4.0	Raw Materials Inventory

4.1	With respect to the FLEX family of systems Products and other mutually agreed Products, the following provisions of this Section 4.0 shall apply to Materials:

4.1.1	Except where explicit other arrangements with Customer have been made, Supplier shall directly source the Materials and subassemblies necessary for the complete manufacture of the Products and all FCT Activities. All Materials and subassemblies will be declared and imported into China by Supplier as the importer of record and Supplier will be responsible for compliance with all applicable laws, import controls and regulations governing the importation and/or use of such Materials and subassemblies into China. Notwithstanding anything to the contrary contained herein, any duty, value added tax or similar costs arising with respect to Materials and subassemblies that cannot be imported into China duty free, and value added or similar tax free, shall be borne by Supplier and Customer shall reimburse Supplier for any such expense via Product pricing, provided that Supplier can demonstrate that it has made reasonable and good faith efforts to comply with all applicable laws, import controls, and regulations governing the importation and/or use of such Materials and subassemblies into China.

4.1.2	Supplier shall provide prompt notification to Customer in the event of a violation of such laws, import controls or regulations or the initiation or existence of a government investigation that could affect Supplier’s performance under this Amendment.

4.1.3	Supplier and Customer may mutually agree that selected parts necessary for the manufacture and assembly of the system Products and/or the conduct of the FCT Activities may be sourced directly by Customer and provided to Supplier on a consignment basis (the “Consigned Materials”). The Consigned Materials will be supplied to Supplier by Customer in accordance with the following process and on the following terms: (i) Customer will place the purchase orders with the raw material suppliers; (ii) Customer will pay all associated shipping costs and other transportation related costs for the Consigned Materials; (iii) Customer will be responsible for risk of loss or damage to the Consigned Materials during transportation to the Supplier Facility; (iv) Supplier will be responsible for the Consigned Materials and shall bear risk of loss with respect to the Consigned Materials while such items are in Supplier’s control, custody or possession and until delivery of the completed system Product; (v) Supplier will be the importer of record with respect to the Consigned Material and is responsible for compliance with all applicable laws, import controls, and regulations governing the import and export of such items into China (including the maintenance of customs log books); (vi) Customer shall reimburse Supplier via Product pricing for all duties, customs, value added or similar tax (collectively “VAT”) incurred by Supplier related to such Consigned Material or Product using such Consigned Material, provided that Supplier can demonstrate that it has made reasonable and good faith efforts to comply with all applicable laws, import controls, and regulations governing the importation and/or use of such Consigned Material.

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5.0	Prepaid Inventory

5.1	In the first week of every fiscal month of Supplier, Supplier will provide to Customer’s designated representative a breakdown of the Excess Materials balance, if any, as at the end of the prior month (the “Excess Materials Balance”). If the Excess Materials Balance for any given month has increased from that of the immediately preceding month, Supplier shall issue a debit note in USD to Teradyne (Asia) Pte., Ltd. (Attn: Accounting Manager), in an amount equal to the quoted Materials value allocable to the increase in the Excess Materials Balance. Upon approval of such breakdown and debit note, Customer shall make a pre-payment to Supplier with respect to said increase in Excess Materials in an amount equal to the face value of such debit note within thirty (30) days of notification by Supplier. If the Excess Materials Balance for any given month has decreased from that of the immediately preceding month, Supplier shall issue a credit note in USD to Customer (Attn: Accounting Manager), in an amount equal to the quoted Materials value allocable to the decrease in the Excess Materials Balance. Upon approval of such breakdown and credit note, Customer shall offset the credit note with the “Account Payable-Trade” balance and pay the net Account Payable amount to Supplier.

5.2	Title and risk of loss to all Excess Materials as to which a pre-payment is made in accordance with this Section 5 shall remain with Supplier.

5.3	The provisions of this Section 5 shall supercede in its entirety Section 11.6.1 of the Master Agreement.

6.0	Shipping

6.1	Except to the extent expressly otherwise provided in Section 6.3 below, all costs of shipping, insurance, freight, customs duties, costs, taxes, premiums and other expenses relating to the transportation and delivery to the Supplier Facility of all inventory and Materials sourced by Supplier (other than Consigned Equipment and Consigned Materials) shall be at Supplier’s expense. All costs of shipping, insurance, freight, customs duties, costs, taxes, premiums and other expenses relating to the transportation and delivery to the Supplier Facility of all Consigned Equipment and Consigned Materials shall be at Customer’s expense.

6.2	Supplier shall be responsible for tracking all shipments of inventory, Materials, Consigned Material, and Consigned Equipment from the applicable point of origin to the Supplier Facility, with Customer assistance as necessary, so as to enable Customer to expedite the delivery of such shipments at any point in the delivery process, with respect to the FLEX family of system Products or other mutually agreed Products.

6.3	If during the term of this Amendment with respect to the FLEX family of system Products or other mutually agreed Products, Supplier is required to pay or incurs

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any customs fees, duty, value added or similar tax (collectively, “VAT”) with respect to the importation into Suzhou, China of Materials (expressly excluding Consigned Equipment and Consigned Materials) or sale of Product, and such VAT payment exceeds the amount of any corresponding VAT refund, if applicable, made to Supplier upon shipment of such Product and Materials, then, in such event, Customer shall reimburse Supplier the net amount of any such VAT amount incurred by Supplier via Product pricing. Supplier agrees to use commercially reasonable efforts to minimize VAT payments. Supplier agrees to provide reasonable supporting documentation regarding VAT to Customer upon request. Supplier agrees to maintain such documentation for a period of at least two (2) years from the date of creation. Customer shall have the right, at its option and expense, to require that such documents be examined and audited by Customer or by an independent certified public accountant selected by Customer and agreed by Supplier, provided confidential information of Supplier’s other customers or suppliers shall not be provided in such audit.

7.0	Pricing Schedule

7.1	The parties will review Product pricing every three (3) months as set forth in Section 6.2 of the Master Agreement.

7.2	Foreign Currency Exchange Rate Fluctuations. The quoted price established for Materials purchased in foreign currency or Products sold in foreign currency will be based on the Supplier exchange rate in effect when pricing is set. Supplier exchange rate is obtained from third-party sources. Quarterly pricing reviews shall include a review of the exchange rates.

7.3	Section 6.3 of the Master Agreement shall apply only to PCBAs. Regarding the FLEX family of system Products and other mutually agreed system Products, the following pricing methodology shall apply.

7.3.1	The systems Products will be priced uniquely based on the configuration. The price will be based on the sales order items, namely the printed circuit board assemblies and higher level assemblies (“Instruments”) types and quantities, the electro-mechanical system, the final configuration parts, as well as the final configuration conversion (see Exhibit D, [ ]* for an example of system that is fully priced).

7.3.2	The Instruments supplied by Supplier will be priced based on the initial PCBA Price List set forth in Exhibit D, [ ]*.

7.3.3	The electro-mechanical assemblies will be priced based on the initial Electro-Mechanical Material Price List set forth in Exhibit D, [ ]* and [ ]*, and will be comprised of direct Material prices only. The other cost elements will be charged separately.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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7.3.4	The piece parts necessary for the FCT Activities will be priced based on the initial FCT Material Price List set forth in Exhibit D, [ ]* and will be comprised of direct Material prices only. The other cost elements will be charged separately.

7.3.5	[ ]*

7.3.6	[ ]*

7.3.7	[ ]*

7.3.8	[ ]*

7.3.9	[ ]*

7.3.10	[ ]*

7.3.11	Engineering Changes. The [ ]* will include headcount for engineering changes.

7.4	Section 6.3 of the Master Agreement shall apply only to PCBAs. Regarding the J750 family of system Products and other mutually agreed system Products, the following shall apply:

7.4.1	The systems Products will be priced as per agreed current quotations.

8.0	Confidentiality; Intellectual Property; Use of Teradyne Software

8.1	Supplier and Customer agree to execute, as part of this Amendment, a Non-Disclosure Agreement for the reciprocal protection of Confidential Information (the “NDA”). The parties stipulate and agree that the terms of the NDA shall apply to and govern all information exchanged or shared under the Master Agreement and this Amendment.

8.2	Subject to the provisions of Section 8.3 below, Customer’s Confidential Information may be disclosed by Supplier only to those of its employees, agents and consultants who require knowledge thereof in connection with the performance by Supplier of its obligations under the Master Agreement, as amended by this Amendment, and who are obligated to hold such Customer Confidential Information in confidence and restrict its use consistent with Supplier’s obligations under this Section. Supplier shall be responsible for any breach of this Section by any employee, agent or consultant of Supplier. Supplier’s Confidential Information may be disclosed by Customer only to those of its employees, agents and consultants and the On-Site Employees who require

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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knowledge thereof in connection with the performance of the Master Agreement, as amended by this Amendment, and who are obligated to hold such Supplier Confidential Information in confidence and restrict its use consistent with Customer’s obligations under this Section. Customer shall be responsible for any breach of this Section by any employee, agent or consultant of Customer and by any On-Site Employee.

8.3	In order to comply with Supplier’s obligations under the NDA, Supplier shall cause, each of its exempt employees, agents and consultants having access to Customer’s Confidential Information, including, without limitation, the FCT Activities, to execute and deliver to Supplier an Exempt Employee Proprietary Information Agreement in the form of Exhibit E hereto (a “Proprietary Information Agreement”), or substantially similar form. Supplier employees located in China will execute such Proprietary Information Agreement or substantially similar agreement written in Chinese.

8.4	Upon Customer’s request, Supplier shall promptly return all of Customer’s Confidential Information to Customer, together with all copies thereof in whatever media.

8.5	Without in any way limiting the provisions of Section 8.6 below, to the extent the provisions of this Sections 8 are inconsistent with or in addition to those contained in Section 14.5 “CONFIDENTIALITY” of the Master Agreement, the provisions of the above Sections shall be controlling.

8.6	From and after the Effective Date, Supplier shall implement and maintain in effect firewall procedures (collectively, “Firewall Procedures”) consisting of the following:

a. segregating (A) a portion of a building for production-related equipment and fixed assets which are owned by Customer or otherwise dedicated to the FCT Activities and/or such other electromechanical and backend (in-circuit test and post in-circuit test) processes of Customer as are covered by the terms of the Master Agreement (collectively, “Customer’s Business”), (B) contracts, commitments, purchase orders, agreements, documents, instruments or other writings relating to Customer’s Business and (C) Customer Proprietary Information (including any related Intellectual Property, as defined below, of Customer);

b. designating a representative or representatives to be responsible for the implementation of the Firewall Procedures and for the safeguarding of the Customer Confidential Information;

c. storing Customer Confidential Information per Supplier standard security procedures and processes;

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d. using Supplier standard email password practices and password access systems (current systems are the file transfer process and Active Business Partners web portal) for Customer Confidential Information stored in electronic form allowing access to such Confidential Information only to authorized employees, agents and consultants of Supplier who have executed a Proprietary Information Agreement or substantially similar agreement in accordance with the provisions of Section 8.3 above (the “Authorized Personnel”); and

8.7	Supplier agrees and acknowledges that certain Customer proprietary software (“Customer Software”) is necessary to manufacture and test the Products and that its possession and use of Customer Software is subject to the FTC Enterprise Software License Agreement, the form of which is attached hereto as Exhibit F. Supplier acknowledges that Customer Software is valuable intellectual property of Customer and agrees to hold Customer Software at its locations in a confidential manner and in full compliance with the NDA.

8.8	Supplier agrees to install and test the latest appropriate version of Customer Software in full configuration mode for all Products built and/or shipped. Supplier agrees to re-install the specific Customer Software required by a specific order with the appropriate license file.

9.0	Compliance with Laws

9.1	Supplier shall, at all times during the term of this Amendment, and at its own expense, comply with all laws, regulations and ordinances applicable to the activities and transactions contemplated by the Master Agreement and this Amendment and undertaken in connection with the manufacture and testing of the Products.

9.2

Supplier agree, at all times during the term of this Amendment and at its own expense, to comply with U.S. and all other applicable export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 USC 2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 CFR 120 et seq.; and the Export Administration Act, 50 USC app 2401-2420, including the Export Administration Regulations, 15 CFR 730-774; including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, Supplier agrees that it will not transfer any export-controlled item, data or service, including without limitation transfer to foreign persons employed by or associated with, or under contract to, Supplier, without the authority of an export license, or agreement, or applicable exemption or exception. Customer agrees to provide Supplier with the HTS and ECCN or ITAR Category classification of all Products, Materials or technical data provided by Customer to Supplier upon request in support of this Amendment. In the event a necessary license is denied by the applicable government agency, the parties will use reasonable good faith efforts to find a

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mutually agreeable alternate solution and, pending such solution, the parties shall be released from their obligations under the Master Agreement and this Amendment to the extent performance of such obligations is impaired by the license denial.

9.3	Supplier agrees, at all times during the term of this Amendment and at its own expense, to comply with all applicable import and export control laws and regulations of China, specifically including, but not limited to, laws and regulations promulgated or imposed by the State Council, Ministry of Commerce, Customs, and State Administration of Taxation. Without limiting the foregoing, Supplier shall be responsible for (i) compliance with requirements of the Processing Trade, export VAT refund program and appropriate declarations of value, HS Code and country of origin requirements, with assistance from Customer as required, and (ii) all local customs clearance in China and all associated logbook transactions.

9.4	Supplier shall provide prompt notification to Customer in the event of a known violation of export or import controls and regulations, the compliance with which is the obligation of Supplier hereunder, or the initiation or existence of a government investigation that could affect Supplier’s performance under this Amendment. Supplier’s obligation to comply with U.S., Chinese and all other applicable export control laws and regulations shall survive termination of this Amendment. This Amendment may be terminated by either party if the other party is or becomes listed in any Denied Parties List or export privileges are otherwise denied, suspended or revoked in whole or in part by any applicable government entity or agency.

10.	Purchase Orders.

10.1.	Section 6.1 of the Master Agreement is supplemented and amended as follows with respect to system Products only:

Customer shall submit, and the Supplier shall accept, subject to Material (including sub-assemblies) and capacity availability, Purchase Orders to Supplier per one of the following methods:

(A)	Customer may submit to Supplier a Product Purchase Order upon no less than four (4) weeks in advance of the Product build completion date. Upon receipt of the Purchase Order from the Customer, the Supplier will configure and test the complete system Product prior to or on the Product build completion date. Any changes to a Purchase Order within four (4) weeks of the Product build completion date shall be subject to mutual agreement.

(B)	Customer may submit to Supplier a Purchase Order ten (10) business days in advance of the Product build completion date. Upon receipt of

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the Purchase Order from the Customer, the Supplier will configure and test the complete system Product prior to or on the Product build completion date. Supplier agrees and acknowledges that the Product system configuration may be modified by the Customer via a purchase order change request, provided that the Product build completion date may be adjusted, if necessary, to account for such purchase order change. The Customer may, at its election, delay or defer the Product ship date requested on the Purchase Order by issuing a purchase order change request, and in such event the Supplier shall retain possession of and store the completed system Product until the revised Product ship date. Supplier shall maintain an ample quantity of Material, work in process and finished good inventory to support the Customer forecast, including building sub-assemblies per Kanban Agreement or per forecasted demand. If Supplier builds system Product sub-assemblies to Customer forecasted demand, and such system Product sub-assembly is not consumed within [    ]* from the date Supplier places the sub-assembly into inventory at Supplier Facility (and such aged sub-assembly does not meet the definition of Excess or Obsolete Material), Customer agrees to either (i) provide a firm Product Purchase Order with a delivery date within [    ]* calendar days to consume such aged sub-assembly, or (ii) issue payment to Supplier for such aged sub-assembly inventory, provided that this inventory is netted against the demand and removed from the supply in the calculation prior to the Excess claim submittal per Section 5.0 of this Agreement.

10.2	Supplier may elect to tear down systems Product and restock the instruments, electro-mechanical sub-assemblies and Material, in the event that Customer reschedules or cancels the Purchase Order.

11.0	Indemnification; Limitation of Liability

11.1	Each party shall indemnify, defend with competent and experienced counsel and hold harmless the other party, its officers, directors and employees, from and against any and all damages, liabilities, actions, causes of action, suits, claims, demands, losses, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs) that the other party may incur, become responsible for or pay out to any third party as a result of death or bodily injury to any person, destruction or damage to any tangible property, to the extent caused by (a) any failure by the indemnifying party, its officers, employees or agents, to perform any of its obligations under the Master Agreement and this Amendment, (b) any negligent or willful acts, errors or

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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omissions by the indemnifying party, its officers, employees or agents in the performance of services under the Master Agreement and under this Amendment. It is expressly understood and agreed by the parties that the limitation of liability provision set forth in Section 17.0 of the Master Agreement shall not apply with respect to, and shall not limit, the indemnifying party’s obligations under the foregoing indemnity and under the NDA entered into by the Parties as provided in Section 8.1 above.

12.0	Warranty Repairs.

12.1	Section 14.8 shall be added as follows and shall apply to systems Products only:

In Warranty Repairs Performed by Customer. In the event the Customer needs to repair a warranted defect in a systems Product under warranty, but it is not feasible to ship the entire systems Product back to Supplier, Supplier shall provide replacement parts to Customer at no charge, contingent upon Customer sending back to Supplier the defective parts within thirty (30) calendar days of Customer’s replacement request date. Supplier shall use commercially reasonable efforts to ship emergency replacement parts as expeditiously as possible during normal business hours, and field stock replacement parts within five (5) business days, subject to material availability. Supplier shall be responsible for freight expenses of replacement parts required for warranted defect repair. Customer and Supplier will negotiate in good faith a settlement of any other out-of-pocket expenses actually incurred by Customer in performing such warranty repair at Customer’s customer location. Such expenses will be estimated by Customer and provided to Supplier prior to Customer incurring such expenses, so as not to exceed those labor costs and other expenses that would have reasonably been incurred by Supplier had the systems Product been returned to Supplier for repair. If the defective parts are not returned to Supplier within said thirty (30) calendar day period, Supplier will be entitled to invoice Customer for the such replacement parts at Supplier’s current quoted material price plus markup.

13.0	Out of Warranty Repairs.

13.1	Out of Warranty Repairs for System Products. Supplier shall offer repairs to out of warranty completed system Products at [ ]* pricing. Labor and other costs shall be addressed as part of the [ ]*. All Customer out of warranty repairs shall be requested on written Purchase Orders, prior to Supplier commencement of repair work. Supplier agrees to provide a [ ]* month workmanship warranty limited to such repairs performed by Supplier. Material price and labor rates will be adjusted as part of the quarterly pricing review.

13.2	Refurbishment for System Products. Supplier shall offer refurbishment to completed system Products at [ ]* pricing. Labor and other costs shall be

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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addressed as part of the [    ]*. All Customer refurbishment shall be requested on written Purchase Orders, prior to Supplier commencement of refurbishment work. Supplier agrees to provide a [    ]* month workmanship warranty limited to such refurbishment performed by Supplier. Material price and labor rates will be adjusted as part of the quarterly pricing review.

14.0	Delivery

14.1	Section 7.2 of the Master Agreement is hereby deleted and replaced in entirety as follows: “All Products shall be delivered FCA Supplier facility (Incoterms 2000). All right, title and interest in, to and under Products shall transfer to Customer when such Products are cleared for export and made available to Customer’s nominated agent at Supplier facility. All costs of shipping, insurance and freight and customs duties, costs, taxes, premiums, and other expenses relating to transportation and delivery from Supplier’s facility shall be at Customer’s expense. Customer shall be responsible to provide insurance on Product while in-transit. Supplier shall prepare commercial invoice and other documents for export on behalf of Customer, at Customer’s expense”.

PART II – GENERAL TERMS APPLICABLE TO ALL PRODUCTS MANUFACTURED AT ALL SUPPLIER SITES

15.0	Scope of Part II. The scope of Part II of this Amendment shall apply to all Products manufactured by Supplier for Customer at all its facilities world-wide, including but not limited to, board assemblies, higher level assemblies, and systems Products.

16.0	The terms “Product(s)”, “board(s)”, “assembly(ies)”, and “board assembly(ies)” as used in the Master Agreement shall also apply to systems Products.

Section 2.14 of the Master Agreement shall be deleted in its entirety and replaced as follows: “Excess Material” is defined as material, sub-assemblies or Products purchased or manufactured and on hand at Supplier in reasonable compliance with a Purchase Order or a Forecast that is in excess of [    ]* of customer demand as projected in the Forecast.”

17.0	Replace Section 3.1 Term in entirety as follows:

Section 3.1 Term. The Master Agreement and this Amendment shall continue for a term of three (3) years from the Amendment Effective Date unless earlier terminated in accordance with its provisions. This Master Agreement shall automatically renew for successive one (1) year increments unless earlier terminated in accordance with its provisions.

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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18.0	Insert the following sentence to Section 6.2 after the first sentence in the paragraph:

“The quoted price established for Materials purchased in foreign currency will be based on the Supplier exchange rate in effect when pricing is set. Solectron exchange rate is obtained from third party sources. Quarterly pricing reviews shall include a review of the exchange rates. Notwithstanding the foregoing, all transactions between Supplier and Customer shall be in United States Dollars”

19.0	Replace Section 7.2 in entirety as follows:

All Products shall be delivered FCA Supplier facility (Incoterms 2000). All right, title and interest in, to and under Products shall transfer to Customer when such Products are cleared for export and made available to Customer’s nominated agent at Supplier facility. All costs of shipping, insurance and freight and customs duties, costs, taxes, premiums, and other expenses relating to transportation and delivery from Supplier’s facility shall be at Customer’s expense. Customer shall be responsible to provide insurance on Product while in-transit. Supplier shall prepare commercial invoice and other documents for export on behalf of Customer, at Customer’s expense.

20.0	Replace Sections 14.1 and 14.4 in entirety as follows:

Section 14.1. Supplier warrants that (i) the Product will conform to the specifications applicable to such Product at the time of its manufacture, which are furnished in writing by Customer and accepted by Supplier; (ii) the Product will be free from defects in workmanship and free from defects for which Supplier is responsible in the manufacture of Product for a period of [    ]* from the date of manufacture, or [    ]* months from the date of manufacture for Product that Supplier maintains in hubs for demand pull; and (iii) such Product will be free and clear of all liens and encumbrances and that Supplier will convey good and marketable title to such Product. In the event that any Product manufactured does not conform with the foregoing warranties, Supplier shall repair or replace such Product at its sole cost and expense. If Supplier is unable to repair or replace the Product, Supplier will credit Customer the purchase price paid by Customer for such Product. The foregoing constitutes Customer’s sole remedies against Supplier for breach of warranty claims.

Section 14.4. Supplier shall, and hereby does, pass through, transfer and assign all vendor warranties and all intellectual property-related indemnities now or hereafter in effect between itself and any of its third party vendors and suppliers, to the extent permissible. Further, Supplier agrees to enforce all warranty and indemnity rights and claims it may have against any third party vendors and

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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suppliers on its behalf and on behalf and for the benefit of the Customer upon Customer’s request. Customer shall cooperate with Supplier in enforcing such warranty and indemnity rights and will reimburse Supplier for reasonable costs and expenses incurred by Supplier that have been approved in writing by Customer.

21.0	Revise Section 14.5.3 as follows:

(A)	The following parenthetical is inserted in the second sentence of said Section 14.5.3 immediately following the word “rule:” “(including SEC filing requirements).”

(B)	Clause (ii) of said Section 14.5.3 is deleted in its entirety and the following is substituted in lieu thereof: “(ii) the party compelled to make any disclosure shall use reasonable efforts to inform the other party prior to such disclosure.”

22.0	Add Section 14.6.4 Compliance to Environmental Directives as follows:

Section 14.6.4 Compliance to Environmental Directives. Environmental Directives shall mean the requirements of European Union Directives 2002/95/EC (“RoHS”) or 2002/96/EC (“WEEE”), or any other Law, regulation, directive or order governing the permissible content of regulated materials or the recovery and recycling of Products, and/or Materials. Supplier shall be responsible for compliance to Environmental Directives only to the extent that such Environmental Directives apply to and govern the use of manufacturing process materials selected and used by Supplier in its manufacturing processes to produce the Product and the manufacturing process itself.

23.0	Add Section 14.8 Personal Injury Indemnification as follows:

Section 14.8 Personal Injury Indemnification. Each party agrees to indemnify and hold the other harmless against any loss, cost or expense, including reasonable attorneys fees, finally awarded against the other in connection with a claim by a third party for personal injury or tangible property damage, to the extent that such damage is caused by a negligent act or omission by the indemnifying party or its agents. Each indemnitor’s obligations hereunder shall be conditioned upon receiving a prompt notice of each such claim from the indemnitee and the sole authority to defend, and the indemnitee shall cooperate and provide reasonable assistance to the indemnitor in defense of the claim.

24.0	Add Section 14.9 Intellectual Property as follows:

Section 14.9 Intellectual Property.

Section 14.9.1 General. The parties expressly acknowledge and agree that, except as specifically provided in this Master Agreement, at no time shall either party

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acquire or retain, or appropriate for its own use, any right, title or interest in or to any of the other party’s intellectual property. The parties agree that neither party will take any action that might impair in any way any right, title or interest of the other party in or to any of the parties’ respective intellectual property.

Section 14.9.2 Limited License. Subject to the terms and conditions of this Master Agreement, Customer grants to Supplier a non-exclusive, nontransferable limited right and license to use Customer’s intellectual property as specifically set forth herein to perform the services for Customer under this Master Agreement. Supplier agrees not to decompile, disassemble, or otherwise reverse engineer any Customer intellectual property or equipment provided to Supplier for performance of the services.

Section 14.9.3 Customer’s Ownership Interest. Customer and Supplier agree that any improvements and modifications to the intellectual property of Customer, regardless of which party contributes to such improvement or modification, will be deemed part of Customer’s intellectual property or Product specifications to be used by Supplier in the performance of the services under this Master Agreement and will constitute the property of Customer.

Section 14.9.4 Solectron’s Ownership Interest. Customer and Supplier agree that Supplier will promptly disclose in writing any processes, proprietary information, and/or intellectual property, including all process documentation, assembly and tooling drawings and documents, schematics and other related information, that is necessary for the manufacture, test and use of the Product, which is developed and discovered by Supplier during any period in which Supplier is performing the services under this Master Agreement, and that such processes, proprietary information, and/or intellectual property will be deemed the exclusive property of Supplier, provided that Customer is granted a non-exclusive, worldwide, royalty-free, unrestricted, perpetual license to use said processes, proprietary information, and/or intellectual property.

25.0	Replace Section 15.3 in entirety as follows:

Section 15.3. Either Supplier or Customer may terminate this Agreement without cause but only upon providing twelve (12) months advance written notice to the other party.

26.0	Modify Section 18.0 Patent, Copyright and Trademark Indemnity by adding the following language to the end of the second paragraph:

“If such a claim appears likely or is made, Customer may, at its option, modify the Product, procure any necessary license, or replace it with a non-infringing, functionally equivalent product. Customer has no liability for any claim of infringement to the extent arising from (i) Customer’s compliance with, or use of, Supplier owned designs, specifications, instructions or technical information; (ii)

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Product modifications by Supplier or a third party that have not been approved by Customer. These terms state Customer’s exclusive liability for claims of intellectual property infringement or misappropriation of trade secrets.”

Modify Section 18.0 Patent, Copyright and Trademark Indemnity by adding the following language to the end of the first paragraph:

“These terms state Supplier’s exclusive liability for claims of intellectual property infringement or misappropriation of trade secrets.”

27.0	Add Section 19.12 United Nations Convention for the International Sale of Goods.

Section 19.12 United Nations Convention for the International Sale of Goods. The United Nations Convention for the International Sale of Goods (1980) is hereby excluded and shall not apply to this Master Agreement.

28.0	Replace Section 19.2 in its entirety as follows:

Section 19.2 Assignment. Supplier may not assign any of its rights, obligations, or responsibilities under the Master Agreement, this Amendment, or the software license agreements attached as Exhibits C and F to this Amendment, nor delegate or subcontract all, or any portion, of the work to be performed hereunder or thereunder, to any third party except that Supplier may assign such rights, obligations or responsibilities to: (i) a successor in interest by merger, reorganization or otherwise; or (ii) a purchaser of all or substantially all assets of Supplier, subject to the condition that such third party abides by and performs all obligations and duties of Supplier hereunder. Buyer may not assign any of its rights, obligations, or responsibilities under the Master Agreement, this Amendment, or the software license agreements attached as exhibits C and F to this Amendment, except that Buyer may assign such rights, obligations or responsibilities to: (i) any affiliated entity; (ii) a successor in interest whether by merger, reorganization or otherwise; or (iii) a purchaser of all or substantially all assets of Buyer, subject to Supplier’s credit approval of assignee and written consent, which shall not be unreasonably withheld and further subject to the condition that such third party abides by and performs all obligations and duties of Buyer hereunder.

29.0	Miscellaneous

29.1	The invalidity of any provision of this Amendment shall in no way affect the validity of the remainder of this Amendment

29.2	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute

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one and the same instrument. Signatures transmitted by facsimile shall be deemed to be originals.

29.3	Each party represents and warrants that it has full authority to execute this Amendment and that the signatory below has full authority to bind such party to the terms of this Amendment.

29.4	The inclusion of headings in this Amendment is for convenience only and shall not affect the construction or interpretation hereof.

29.5	Exhibits A, B, C, D, E and F hereto are incorporated herein by this reference and form an integral part of Part I of this Amendment.

30.0	Effect of Amendment

Except as expressly modified by the terms of this Amendment, all terms and conditions of the Master Agreement shall remain in full force and effect. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Amendment and those of the Master Agreement, the provisions of this Amendment shall be controlling with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

(signatures on next page)

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TERADYNE, INC.		SOLECTRON CORPORATION

By:	/s/ Jim Federico	By:	/s/ Warren Ligan
Name:	Jim Federico	Name:	Warren Ligan
Title:	Vice President	Title:	SVP -

TERADYNE (SHANGHAI) CO., LTD		SOLECTRON (SUZHOU) TECHNOLOGY CO., LTD.

By:	/s/ Gregory R. Beecher	By:	/s/ Henry Low
Name:	Gregory R. Beecher	Name:	Henry Low
Title:		Title:	SVP, North Asia Ops

TERADYNE (ASIA) PTE. LTD.

By:	/s/ Gregrory R. Beecher
Name:	Gregory R. Beecher
Title:	Director

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LIST OF EXHIBITS

EXHIBIT A—FLOOR PLAN

EXHBIT B—CONSIGNED EQUIPMENT

EXHIBIT C—FORM OF SOFTWARE LICENSE AGREEMENT (CONSIGNED EQUIPMENT)

EXHIBIT D—PRICING SCHEDULE

EXHIBIT E—FORM OF EXEMPT EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

EXHIBIT F—FORM OF ENTERPRISE SOFTWARE LICENSE AGREEMENT

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EXHIBIT A

FLOOR PLAN

[    ]*

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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EXHIBIT B

CONSIGNED EQUIPMENT

[    ]*

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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EXHIBIT C

SOFTWARE LICENSE AGREEMENT (CONSIGNED EQUIPMENT)

This Agreement defines the license terms and conditions under which Teradyne, Inc. (“Customer”) grants user rights to selected software and the undersigned (“Supplier”) will use such selected software. These terms apply only to software owned or controlled by Customer that is delivered to Supplier by Customer and is listed on Schedule 1 attached hereto (“Software”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Customer grants a license to Software, as outlined herein, effective when Software is delivered to Supplier and, if required, a license key to enable use of Software. The license grants Supplier the limited, non-exclusive and non-transferable right to use Software and related documentation only for their internal use. Software that operates on a test system or equipment is licensed for use only with the specific test system or equipment for which it is authorized by Customer, except temporary use on another test system or other equipment is permitted if due to malfunction of the identified test system or equipment. Unless otherwise specified by Customer, in associated purchase documents or license keys, the term of this license shall extend only for so long as Supplier is consigned the use of the test system or equipment. Unless otherwise specified in writing by Customer, the license of Software is not transferable or sublicenseable by Supplier or its consolidated subsidiaries to any other party.

2. Supplier’s rights in Software and documentation are user’s rights only, and all title and ownership rights in them remain with Teradyne (or third party supplier to Customer). Supplier acknowledges that the Software and related documentation contain trade secret and proprietary information of Customer, and agrees not to disclose it to any others, using the same degree of care as with its own materials of a similar nature, but in no event less than reasonable care. Supplier shall not modify, decompile, disassemble or otherwise reverse engineer Software. Supplier will not copy the Software or related documentation, except for archival or emergency backup purposes. Any such copy must contain the copyright or proprietary notice as furnished with the original. Supplier agrees to allow Customer to monitor compliance with these conditions in a manner that does not interfere with normal business operations. When additional licenses or license terms exist or are required for any third party material incorporated in or delivered with Software, the terms of that third party license will supercede any conflicting terms in this Agreement as it relates to the third party material.

3. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

4. Customer can terminate Supplier’s rights to use any specific item or items of Software for any material failure to perform Supplier’s obligations under this License with respect to that item or items of Software that is not remedied within thirty (30) days of written notice, or Supplier’s ceasing to do business or becoming bankrupt. If Customer terminates the license to such item or

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items of Software for such cause, Supplier agrees to return such item of Software and Documentation including any copies or partial copies thereof. Licenses to other items of Software not so terminated shall continue in full force and effect. In the case of Supplier’s ceasing to do business or becoming bankrupt, the Agreement is terminated including all licenses to specific items of Software and Supplier agrees to return all Software and Documentation.

5. Any change to this License Agreement must be in writing, signed by both parties. The laws of the State of California will govern interpretation of this License Agreement. Customer makes no grant of license rights to any third party software, source code, applications or open source software not delivered by Customer (hereinafter Third Party Software) necessary to use the Software on Supplier’s workstations or at its’ facilities. Supplier is responsible for securing all licenses for Third Party Software.

6. Supplier shall not export, re-export or release any specific item or items of Software, the source code for any specific item or items of Software, or any product incorporating any Software to a national of a country or to any country to which restrictions are applied from time to time by the U.S. Department of Commerce without an export license from the U.S. Government. This restriction shall survive the expiration or termination of this License Agreement.

7. To the best of Customer’s knowledge, after reasonable diligence, Customer represents that, as of the date of this License Agreement, the export of the Software to China does not require an individually validated export license from the U.S. Department of Commerce and that such export is not restricted or prohibited by the U.S. Department of Commerce or U.S. Government.

TERADYNE, INC. 600 Riverpark Drive North Reading, MA 01864	SOLECTRON CORPORATION 847 Gibraltar Drive Milpitas, CA 95035

Authorized Signature:	Authorized Signature:

Name Printed	Name Printed

Title	Title

Date	Date

SOLECTRON (SUZHOU) TECHNOLOGY CO. LTD.

Authorized Signature:

Name Printed

Title

Date

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Schedule 1 to Exhibit C

Consigned Equipment Software

[     ]*

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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EXHIBIT D

PRICING SCHEDULE

[     ]*

* - Confidential Treatment Requested. Omitted portions filed with the SEC.

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EXHIBIT E

EXAMPLE FORM OF SUPPLIER EXEMPT EMPLOYEE

PROPRIETARY INFORMATION AGREEMENT

EMP #

®

EXEMPT EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment or continued employment by                                               (the “Company”), a wholly-owned subsidiary of Solectron Corporation and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1. Maintaining Confidential Information

a. Company Information. I agree, at all times during the term of my employment, and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to divulge or disclose, directly or indirectly, to any person, corporation or other entity, without written authorization of the management of the Company, any trade secrets, confidential knowledge, data or proprietary information (collectively referred as ‘Confidential Information”) relating to products, processes, know-how, designs, formulas, development or experimental work, computer programs, data bases, other original work of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

b. Former Employee Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, if any, unless consented to in writing by the said employers or companies.

c. Third Party Information. I recognize that the Company has received, and in the future will receive, from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose them to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone or other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the management of the Company.

2. Retaining and Assigning Inventions and Original Works

a. Inventions and Original Works Retained by Me. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s proposed business and products, and which are not assigned to the Company, or, if no such list is attached, I represent that there are no such inventions.

b. Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, hold in trust for the sole right and benefit of the Company, and assign to the Company all my rights, title, and interest in and to, all inventions, discoveries, improvements, technology, trade secrets, computer programs, know-how, design, formulas,

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original works of authorship, or any other confidential materials, data, information or instructions, technical or otherwise, and whether or not patentable or copyrightable (collectively referred to as “Inventions”) which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed, or reduced to practice, during the period of time I am in the employ of the Company.

c. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me during the term of my employment with the Company. The records shall be in the form of notes, sketches, drawings, and any other formats that may be specified by the Company. The records shall be available to and remain the sole property of the Company at all times.

d. Obtaining Patents and Copyright Registrations. I agree that, whenever requested by the Company, I shall assist the Company in obtaining patents and copyright registrations, as the case may be, covering Inventions assigned hereunder to the Company, and I shall execute any patent or copyright applications, or such other documents considered necessary by the Company or its counsel, to apply for and obtain such patents or copyrights.

I agree that my obligation to assist the Company to obtain letters patent and copyright registrations, as the case may be, covering inventions assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance.

If the Company is unable, because of my mental or physical incapacity, or for any other reason, to secure my signature on any documents required to apply for or to pursue any application for any patents or copyright registrations, as the case may be, covering inventions assigned to the Company as above, I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agent and attorney in fact, to act for and in my behalf, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by me.

I hereby waive and quit claim to the Company any and all claims, of any nature whatsoever, which I now, or may hereafter, have for infringement of any patents or copyrights resulting from any such application for patents or copyright registrations assigned hereunder to the Company.

3. Conflicting Employment. I agree that, during the term or my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. In the event of termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

5. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence in trust prior to my employment by the Company. I have not entered into and I agree that I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

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6. General Provisions.

a. Governing Law. This Agreement will be governed by and construed according to the laws of                          and the courts in                          will have non-exclusive jurisdiction over any dispute relating to or arising from this Agreement.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c. Severability. If one or more of the provisions in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement, which will continue in full force and effect.

d. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

e. Effective Date. This Agreement shall be effective as of                         .

Employee signature	Date	Name of Employee (print)

Witness signature	Date	Name of Witness (print)

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EXHIBIT F

EXAMPLE FORM OF FTC ENTERPRISE SOFTWARE LICENSE AGREEMENT

Teradyne Software License Agreement	TSL No.4250.1

This Agreement defines the license terms and conditions under which Teradyne, Inc. (“Customer”) grants user rights to selected software and how Solectron Corporation (“Supplier”) will use such selected software. These terms apply only to software owned or controlled by Customer that is delivered to Supplier by Customer as such may be updated from time to time (“Software”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Customer grants a license to Software, as outlined herein, effective when Software is delivered to Supplier and, if required, a license key to enable use of Software. The license grants Supplier and its consolidated subsidiaries the limited, non-exclusive and non-transferable right to use Software and related documentation only for final configuration and test of Customer hardware systems. Unless otherwise specified by Customer, in associated master contracts, the term of this license shall extend only for so long as Supplier is performing final test and configuration for Customer. Unless otherwise specified in writing by Customer, the license of Software is not transferable or sublicenseable by Supplier or its consolidated subsidiaries to any other party.

2. Supplier’s rights in Software and documentation are user’s rights only, and all title and ownership rights in them remain with Customer (or third party supplier to Customer). Supplier acknowledges that the Software and related documentation contain trade secret and proprietary information of Customer, and agrees not to disclose it to any others, using the same degree of care as with its own materials of a similar nature, but in no event less than reasonable care. Supplier shall not modify, decompile, disassemble or otherwise reverse engineer Software. Supplier may copy the Software or related documentation in order to properly perform any final test and configuration of Customer hardware systems. Any such copy, however, must contain the copyright or proprietary notice as furnished with the original. Supplier agrees to allow Customer to monitor compliance with these conditions in a manner that does not interfere with normal business operations.

3. IN NO EVENT WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY DAMAGES OF ANY KIND WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

4. Customer can terminate Supplier’s rights to use any specific item or items of Software for any material failure to perform Supplier’s obligations under this License with respect to that item or items of Software that is not remedied within thirty (30) days of written notice, or Supplier’s ceasing to do business or becoming bankrupt. If Customer terminates the license to such item or items of Software for such cause, Supplier agrees to return such item of Software and Documentation including any copies or partial copies thereof. Licenses to other items of Software not so terminated shall continue in full force and effect. In the case of Supplier’s ceasing to do business or becoming bankrupt, the Agreement is terminated including all licenses to specific items of Software. Supplier agrees to return all Software and Documentation.

5. Any change to this License Agreement must be in writing, signed by both parties. The laws of the State of California will govern interpretation of this License Agreement.

6. Supplier shall not export, re-export or release any specific item or items of Software, the source code for any specific item or items of Software, or any product incorporating any Software to a national of a country or to any country to which restrictions are applied from time to time by the U.S. Department of Commerce without an export license from the US Government. This restriction shall survive the expiration or termination of this License Agreement.

CONFIDENTIAL	Execution Version

7. To the best of Customer’s knowledge, after reasonable diligence, Customer represents that, as of the date of this License Agreement, the export of the Software to China does not require an individually validated export license from the U.S. Department of Commerce and that such export is not restricted or prohibited by the U.S. Department of Commerce or U.S. Government.

TERADYNE, INC.	SOLECTRON CORPORATION
600 Riverpark Drive	847 Gibraltar Drive
North Reading, MA 01864	Milpitas, CA 95035

Authorized Signature:	Authorized Signature:

Name Printed	Name Printed

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